EXHIBIT 99.1

Press Release

Source: CLX Investment Company

CLX Investment Company Gains Majority Ownership of Zonda, Incorporated with Purchase of Additional Equity Interest

Issued Tuesday October 16, 9:38 am ET

MURRIETA, CA--(MARKET WIRE)--Oct. 16, 2007--CLX Investment Company, Inc. (OTC BB: CLXN) today announced that it has acquired majority ownership of Zonda, Incorporated, a developer and manufacturer of unique diagnostic tests for both the medical and non-medical markets, with the purchase of another 5% of Zonda’s issued and outstanding shares.  The purchase brings the company’s total equity position in Zonda to 51% and paves the way for Zonda to become a major focus of the company’s operations.

The additional 5% was acquired from one of Zonda’s minority shareholders in exchange for restricted common stock.

Since mid-August 2007, CLX has increased its ownership of Zonda with the acquisition of an additional 15% of Zonda’s issued and outstanding shares, raising its equity position from 41% to 51%.

CLX and Zonda have entered into an initial agreement in the form of a letter of intent under which CLX would acquire the remaining issued and outstanding shares of Zonda. Once the remaining due diligence is complete, the companies expect to reach a definitive agreement regarding the acquisition.

Zonda’s tests utilize proprietary technology that detects enzymes that are specific to the target microorganisms. The Zonda medical diagnostic tests are ideal for the clinical laboratory, point of care, and the over-the-counter (OTC) markets.

Zonda’s intellectual property position in enzymatic detection technology will give the company a unique position in the clinical diagnostic market where there is increasing need for simple, reliable, and cost-effective rapid point of care diagnostic tests. The company’s first medical test for Chlamydia is currently sold throughout Europe under the

HandiLab brand and is expected to launch in the U.S. at the end of the first quarter 2008.

Zonda believes it will compete successfully with all current technologies, including the “gold standard” nucleic acid amplification testing (NAAT) technology, while offering several enhanced features.

More information regarding Zonda can be found on its official website, www.zondaincusa.com.

“We are pleased to have purchased the additional 5% necessary for CLX to become the majority owner of Zonda,” said Steven R. Peacock consultant CEO of CLX Investment Company.  “Zonda is an important cornerstone of our plans to build value for CLX shareholders, and gaining majority control of the company is an critical aspect of this strategy.  This purchase triggers several additional events, which we expect to announce in the coming days, that will help to chart the future course of CLX and its plans for Zonda.”

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About CLX Investment Company

CLX Investment Company (www.clxinvestments.com) holds a 41% equity interest in Zonda, Inc.  CLX has also invested, and holds a common stock position, in ActionView International, Inc. (www.actionviewinternational.com), a publicly traded global manufacturer and marketer of “smart” scrolling advertising billboards.

All statements included in this release, including statements regarding potential future plans and objectives of CLX Investments are forward-looking statements. Such statements are necessarily subject to risks and uncertainties, some of which are significant in scope and nature beyond CLX Investments’ control. There can be no assurance that such statements will prove accurate. Actual results and future events could differ materially from those anticipated in such statements depending on many factors. Historical results are not necessarily indicative of future performance.

Contact:
Gemini Financial Communications
A. Beyer
951-677-8073
investors@clxinvestments.com